                                                                       Exhibit 4


                          LOAN AND SECURITY AGREEMENT
                          ---------------------------

     THIS LOAN AND SECURITY AGREEMENT, dated as of October 1, 1998, by and between Allin Communications Corporation, a Delaware corporation, Allin Interactive Corporation, a Delaware corporation, Allin Digital Imaging Corp., a Delaware corporation, Kent Consulting Group, Inc., a California corporation, Netright, Inc., a California corporation, Allin Holdings

Corporation, a Delaware corporation, and KCS Computer Services, Inc., a Pennsylvania corporation, all with their current mailing address being c/o Allin Communications Corporation, 400 Greentree Commons, 381 Mansfield Avenue, Pittsburgh, Pennsylvania 15220-2751 (collectively, jointly and severally, hereinafter called the "Borrower")

                                 A
                                  N
                                   D

S&T BANK, a Pennsylvania banking association, with its principal office located at 800 Philadelphia Street, Indiana, Pennsylvania 15701, (the "Bank");

                                 RECITALS:

     The Borrower has requested that the Bank extend credit to the Borrower as described in this Agreement. The Bank is willing to extend such credit to the Borrower on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained in this Agreement, and intending to be legally bound, the parties agree as follows (all capitalized terms used herein, to the extent not defined in the section of the Agreement wherein first used, are defined in
Article IX "Definitions", herein):

                                 ARTICLE I

                               THE LOAN FACILITY
                               -----------------

     1.1   Revolving Credit Loans. Subject to the terms and conditions and
           ----------------------
relying upon the representations and warranties set forth in this Agreement, including the Borrower's Data Report and the other Loan Documents, the Bank agrees to make loans (the "Revolving Credit Loans") to the Borrower at any time or from time to time on or after the date of this Agreement and to and including the day immediately preceding the Expiration Date in an aggregate principal amount not exceeding at any one time outstanding the Borrowing Base (as described in Section 1.2 of this Agreement). If at any time the sum of all Revolving Credit Loans outstanding exceeds the Borrowing Base, the Borrower shall immediately repay to the Bank, in funds immediately available, the amount of such excess together with all accrued interest on the amount of such repayment. The obligations of the Borrower to repay the unpaid principal amount of the Revolving Credit Loans and to pay interest on the unpaid principal amount will be evidenced in part by a revolving credit note of the Borrower in substantially the form attached as Exhibit A to this Agreement, or by any
                                   ---------
extension, renewal, refinancing, or refunding in whole or in part, of such revolving credit note. The Borrower shall use the proceeds of the Revolving Credit Loans to satisfy a portion of that certain seller's note to James S. Kelly, Jr. in the original principal amount of $6,200,000.00 and for general working capital purposes.


     1.2   Borrowing Base.
           --------------

          (a) Borrowing Base Calculation. The maximum borrowing availability
              --------------------------
under this Agreement applicable to the Revolving Credit Loans shall be equal on any day during the term of this Agreement to the lesser of (i) Five Million Dollars ($5,000,000.00), or (ii) eighty-five percent (85%) of the aggregate gross amount of Qualified Accounts (the lesser of the amounts described in clauses (i) and (ii) of this sentence is sometimes referred to in this Agreement as the "Borrowing Base").

          (b) "Qualified Accounts" means an account receivable, net of any
               ------------------
prepayments, progress payments, deposits and retentions, owing to the Borrower which met the specifications established from time to time by the Bank, in its sole and absolute discretion, at the time it came into existence and continues to meet such specifications until it is collected in full. As of the date of this Agreement, an account receivable, to be a Qualified Account, must meet the following specifications at the time it comes into existence and continue to meet such specifications until it is collected in full:

          (i) The account is not more than sixty (60) days from the date of the invoice on net thirty (30) days or similar commercially reasonable terms or more than ninety (90) days from the date of invoice for Allin Interactive Corporation invoices;

          (ii) The account arose from the performance of services or an outright sale of goods by the Borrower in the ordinary course of the Borrower's business and such goods have been shipped, or services provided, to the account debtor and the Borrower has possession of, or, if requested by Bank, has delivered to the Bank, in the case of goods, shipping and delivery receipts evidencing such shipment and, in the case of services, receipts or other evidence satisfactory to the Bank that such services have been provided;

          (iii) The account is not subject to any prior assignment, claim, lien, or security interest, and the Borrower will not make any further assignment of the account or create any further security interest in the account, nor permit its rights in the account to be reached by attachment, levy, garnishment or other judicial process.

          (iv) The account is not subject to setoff, credit, allowance or adjustment by the account debtor, except discounts allowed for prompt payment, and the account debtor has not complained as to his liability on the account and has not returned, or retained the right to return, any of the goods from the sale of which the account arose;

          (v) The account does not arise from a sale of goods that are delivered or to be delivered outside the United States of America, unless the account debtor of Allin Interactive Corporation is domiciled in the United States of America; or from a sale of goods to an account debtor domiciled outside of the United States of America unless the Borrower has arranged letter of credit facilities satisfactory to the Bank in its discretion;

          (vi) The account arose in the ordinary course of the Borrower's business and did not arise from the performance of services or a sale of goods to a supplier, an employee or an Affiliate of the Borrower;

          (vii) The account does not arise with respect to an account debtor from whom fifty percent (50%) or more of the accounts are more than sixty (60) days from the date of the invoice on net thirty (30) days or similar commercially reasonable terms;

          (viii) The account does not arise out of contracts with the United States or any State or political subdivision thereof, any department, agency, or instrumentality of the United States, any State or any political subdivision, unless the Borrower has executed any instruments and taken any steps required by the Bank in order that all monies due and to become due under such contracts shall be assigned to the Bank and notice thereof given to the government to the extent required under the Federal Assignment of Claims Act or under any similar State or local law;

          (ix) The account does not arise with respect to an account debtor located in New Jersey or Minnesota (or any other state which enacts a similar filing requirement) if the Borrower has not filed a

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Notice of Business Activities Report with the New Jersey Division of Taxation or made the requisite filings with the appropriate authorities in Minnesota (or any such other state), for the current year;


          (x) The account does not constitute a finance charge or lease receivable;

          (xi) No notice of bankruptcy, insolvency or material adverse change of the account debtor has been received by or is known to the Borrower;

          (xii) The Account does not relate to or arise from a service or maintenance contract for future services or an obligation to supply goods or materials which has a term for performance of more than thirty (30) days, except that Accounts for goods and services to be provided by Allin Interactive Corporation may extend a term for performance not to exceed ninety (90) days; and

          (xiii) The Bank has not notified the Borrower that the Bank has determined that in its discretion the account or account debtor is unsatisfactory. The Bank may require that certain reserves be established against certain accounts receivable from time to time.

          (c) Account Warranties. With respect to all accounts from time to time
              ------------------
scheduled, listed or referred to in any certificate, statement or report delivered to the Bank as "Qualified Accounts", the Borrower warrants and represents to the Bank that (i) the accounts satisfy all specifications at that time established by the Bank for Qualified Accounts; (ii) the accounts are genuine, are in all respects what they purport to be, and are not evidenced by a note, instrument or judgment; (iii) no payments have been or will be made on the accounts except payments delivered to the Bank pursuant to this Agreement; and
(iv) there are no facts, events or occurrences which in any way impair the validity or enforcement of any account or tend to reduce the amount payable under any account as shown on statements delivered to the Bank with respect to any account. The Borrower shall immediately notify the Bank in the event that any such account ceases to satisfy the above representations and warranties.

     1.3  Making of Revolving Credit Loans. On any Business Day when the
          --------------------------------
Borrower desires that the Bank make a Revolving Credit Loan, the Borrower shall provide notice to the Bank by completing, executing and delivering to the Bank, by 11:00 a.m. Eastern Standard Time, a completed Borrowing Base Certificate, on the Bank's then standard form (the "Borrowing Base Certificate"), setting forth the borrowing base calculations for the Borrower (the "Borrowing Base Calculations"), together with the appropriate backup documentation and evidence and, if necessary to revise or update information provided in the Borrower's Data Report. Subject to the terms and conditions of this Agreement, upon the Bank's review, approval and processing of the Borrowing Base Certificate and any other information requested by the Bank, Bank shall make the proceeds of the Revolving Credit Loan available to the Borrower at the Bank's office. The Bank shall have no obligation to make any Revolving Credit Loan for so long as any Event of Default (as defined in Article VII hereof) or any Potential Default shall have occurred and shall be continuing.

     1.4  Interest Rate
          -------------

          (a) Interest Rate on Revolving Credit Loans. The unpaid principal
              ---------------------------------------
amount of the Revolving Credit Loans shall bear interest for each day until due at a rate per year equal to the Prime Rate for such day plus one percent (1.0%), such interest rate to change automatically from time to time effective as of the effective date of each change in the Prime Rate, without notice to Borrower (the "Applicable Interest Rate").

     If the Prime Rate is no longer available, Bank shall choose a new rate which is based on comparable information, in its reasonable discretion.

          (b) Interest After Default. After the principal amount of any part of
              ----------------------
the Loans shall have become due (at maturity, by acceleration or otherwise) or upon the occurrence of one or more of the Events of Default (and for so long as any such Event of Default shall continue), as compensation to the Bank for the increased cost of administering the Loans, the Loans will bear interest for each day until paid (before and after judgment) at a rate per year which will be two percent (2.0%) above the then effective Applicable Interest Rate, but not to exceed the highest rate permitted by law.

          (c) Usury. In the event the rates of interest provided for in this
              -----
Agreement (including any Supplement) are finally determined by an Official Body to exceed the maximum rate of interest permitted by applicable usury or similar Laws, their or its application will be suspended and there will be charged instead the maximum rate of interest permitted by such Laws.

          (d) Computation of Interest. Interest on the Loans shall be computed
              -----------------------
on the basis of a 365 day year and the actual number of days elapsed in a period during which it accrues. In computing interest on any Loan, the date of the making of the Loan shall be included and the date of payment shall be excluded if payment is received on or before the time specified in the following section. The Borrower shall, however, be charged for one day's interest for any Loan made and repaid in the same day.

     1.5  Payments. Borrower shall pay monthly installments of interest only on
          --------
the principal amount outstanding under the Loan, commencing on the later of (i) November 1, 1998 or (ii) the first day of the first month following any advance of the proceeds of the Loan, and continuing until the Expiration Date, as hereinafter defined. If not sooner paid, the entire unpaid principal balance of the Loan, together with all accrued but unpaid interest thereon and all other sums and costs advanced, incurred or otherwise outstanding hereunder, shall be immediately due and payable on the Expiration Date. All payments to be made in respect of principal, interest, fees or other amounts due from the Borrower under this Agreement or under the Notes are payable at 12:00 noon, Eastern Standard Time, on the day when due, without presentment, demand, protest or notice of any kind, all of which are expressly waived, and an action for the payments will accrue immediately. All such payments must be made to the Bank at its Office in U.S. dollars and in funds immediately available at such Office, without setoff, counterclaim or other deduction of any nature. Interest on the Loans will be due and payable on the first day of each month in arrears, commencing on November 1, 1998. All such payments shall be applied to accrued and unpaid interest, outstanding principal and other sums due under this Agreement in such order as the Bank, in its sole discretion, shall elect. On or after the fifteenth day after any such payment shall be due, the Bank may, but shall not be obligated to deduct the amount of such payment from any disbursement account maintained by the Borrower with the Bank.

     1.6  Indemnity. The Borrower will indemnify the Bank against any loss or
          ---------
expense which the Bank sustains or incurs as a consequence of an Event of Default, including, without limitation, any failure of the Borrower to pay when due (by demand or otherwise) any principal, interest, commitment fee or any other amount due under this Agreement or the other Loan Documents. If the Bank sustains or incurs any such loss or expense it will from time to time notify the Borrower in writing of the amount determined in good faith by the Bank (which determination will be presumptively deemed correct absent manifest error), to be necessary to indemnify the Bank for the loss or expense. Any amount payable to the Bank under this Section will bear interest at the Prime Rate plus three percent (3.0%) per year until paid (before and after judgment).

     1.7  Commitment Fee.  Bank acknowledges that Borrower has paid to it a
          --------------
Commitment Fee equal to Thirty Five Thousand Dollars ($35,000.00).

                                 ARTICLE II

                              SECURITY AGREEMENT
                              ------------------

     2.1  Security Interest.
          -----------------

          (a) As security for the full and timely payment of the Bank Debt (as hereinafter defined in Section 2.1(c)) in accordance with the terms of the Notes and of this Agreement and the performance of the obligations of the Borrower under this Agreement and the other Loan Documents, the Borrower agrees that the Bank shall have, and the Borrower grants to and creates in favor of the Bank, a security interest under the Code in and to such of the Collateral (as hereinafter defined in Section 2.1(d)) as is now or in the future owned or acquired by the Borrower.

          (b) The security interest in the Collateral granted to the Bank in this Agreement shall be a perfected first priority security interest in the Collateral, prior and superior to the rights of all third parties in the Collateral existing on the date of this Agreement or arising after the date of this Agreement, except as otherwise provided in this Agreement. The Borrower has not and shall not grant any other security interest to any other party other than Bank in the Collateral currently located or to be located on cruise ships, but no representation is made as to the perfection of said security interest.

          (c) "Bank Debt" means (i) all indebtedness, both principal and interest, of the Borrower to the Bank now or after the date of this Agreement evidenced by any Notes executed and delivered by the Borrower in connection with this Agreement (including any Supplement), (ii) all other debts, liabilities, duties and obligations of the Borrower to the Bank now existing, and as the same shall be modified or amended, whether arising under or in connection with the Loan Documents or arising under any other agreement, instrument or undertaking made by or for the benefit of the Borrower to or for the benefit of the Bank including, without limitation, all reimbursement and other obligations arising under or with respect to the Letters of Credit, (iii) all costs and expenses incurred by the Bank in the collection of any of the indebtedness described in this paragraph or in connection with the enforcement of any of the duties and obligations of the Borrower to the Bank described in this paragraph, including reasonable attorneys' fees and legal expenses, and (iv) all future advances made by the Bank for the maintenance, protection, preservation or enforcement of, or realization upon, the Collateral or any portion of the Collateral, including advances for storage, transportation charges, taxes, insurance, repairs and the like.

          (d) "Collateral" shall mean collectively the Accounts, Chattel Paper, Documents, Equipment, General Intangibles, Instruments, Inventory, and Proceeds of each of them. "Accounts" shall have the meaning given to that term in the Code and shall include without limitation all rights of the Borrower, whenever acquired, to payment for goods sold or leased or for services rendered, whether or not earned by performance. "Chattel Paper" shall have the meaning given to that term in the Code and shall include without limitation all writings owned by the Borrower, whenever acquired, which evidence both a monetary obligation and a security interest in or a lease of specific goods. "Documents" shall have the meaning given to that term in the Code and shall include without limitation all warehouse receipts (as defined by the Code) and other documents of title (as defined by the Code) owned by the Borrower, whenever acquired. "Equipment" shall have the meaning given to that term in the Code and shall include without limitation all machinery, equipment, motor vehicles, furniture and fixtures now owned or hereafter acquired by the Borrower and used or acquired for use in the business of the Borrower, together with all accessions thereto and all substitutions and replacements thereof and parts therefor, and includes, but is not limited to, all such property listed in Schedule 2 of this Agreement. "General Intangibles" shall have the meaning given to that term in the Code and shall include without limitation all leases under which the Borrower now or in the future leases and or obtains a right to occupy or use real or personal property, or both, and all of the Borrower's other contract rights, whenever acquired, and customer lists, choses in action, claims (including claims for indemnification), books, records, patents and patent applications, copyrights and copyright applications, trademarks, trade names, trade styles, trademark applications, blueprints, drawings, designs and plans, trade secrets, methods, processes, contracts, licenses, license agreements, formulae, tax and any other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies, and computer information, software, records and data, whenever acquired. "Instrument" shall have the meaning given to that term in the Code and shall include without limitation all negotiable instruments (as defined in the Code), all certificated securities (as defined in the Code) and all other writings which evidence a right to the payment of money, now or after the date of this Agreement owned by the Borrower, whenever acquired. "Inventory" shall have the meaning given to that term in the Code and shall include without limitation all goods and equipment owned by the Borrower, whenever acquired and wherever located, held for sale, rental, or lease or furnished or to be furnished under contracts of service, and all raw materials, work in process and materials owned by the Borrower and used or consumed in the Borrower's business whenever acquired and wherever located. "Proceeds" shall have the meaning given to that term in the Code and shall include without limitation whatever is received when Collateral or Proceeds is sold, exchanged, collected or otherwise disposed of, whether cash or non--cash, and includes without limitation proceeds of insurance payable by reason of loss of or damage to Collateral.

     2.2  Provisions Applicable to the Collateral. The Bank and the Borrower
          ---------------------------------------
agree that the following provisions shall be applicable to the Collateral:

          (a) The Borrower currently maintains its chief executive offices at the address set forth in the Borrower's Data Report, and shall not move the location of its chief executive offices without prior written notification to the Bank. The Borrower covenants and agrees that at all times during the term of this Agreement it shall keep accurate and complete books and records concerning the Collateral that is now or in the future owned or acquired by the Borrower, in accordance with GAAP, at such chief executive office, and at no other location without the prior written consent of the Bank.

          (b) The Borrower shall at all times during the term of this Agreement keep the Inventory that is now owned or acquired after the date of this Agreement by the Borrower at its various locations described in the Borrower's Data Report or, upon written notice to the Bank, at such other locations for which the Bank has filed financing statements, and at no other location without the prior written consent of the Bank, except that the Borrower shall have the right, until one or more Events of Default shall occur and after the expiration of the applicable notice or grace period, if any, to sell or otherwise dispose of Inventory in the ordinary course of business.

          (c) The Borrower will not change its name without prior written notice to the Bank. The Borrower's Data Report sets forth all of the trade names used by the Borrower. Without prior written notification to the Bank, the Borrower will not commence any use of any other trade name.

          (d) Promptly upon request of the Bank from time to time, the Borrower shall furnish Bank with all documents, contracts, chattel paper, instruments and other writings pertaining to the Borrower's contracts or the performance of the Borrower's contracts, at such times and in such form and detail as Bank may request.

          (e) Promptly upon request of the Bank from time to time, the Borrower shall deliver to the Bank possession of all Chattel Paper, Documents and Instruments together with any endorsement or assignment deemed necessary or advisable by the Bank.

          (f) Until such time as the Bank exercises its right to effect direct collection of the Accounts and the Chattel Paper and to effect the enforcement of the Borrower's contract rights, the Borrower assumes full responsibility for taking any and all steps to preserve rights in respect of its Accounts, its Chattel Paper and its contracts against other parties.

     2.3  Actions with Respect to Accounts. The Borrower irrevocably makes,
          --------------------------------
constitutes and appoints the Bank (and any of the Bank's designated officers, employees or agents) as the Borrower's true and lawful attorney-in--fact with power to sign the Borrower's name and to take any of the following actions, in its name or the name of the Bank, as the Bank may determine, at any time upon the occurrence and during the continuance of an Event of Default, (except as expressly limited in this Section) without notice to the Borrower and at the Borrower's expense: (a) verify the validity and amount of, or any other matter relating to, the Collateral by mail, telephone, telegraph or otherwise; (b) notify all account debtors that the Accounts have been assigned to the Bank and that the Bank has a security interest in the Accounts; (c) direct all account debtors to make payment of all Accounts directly to the Bank; (d) take control in any manner of any cash or non--cash items of payments or proceeds of Accounts; (e) notify the United States Postal Service to change the address for delivery of mail addressed to the Borrower to such address as the Bank may designate; (f) receive, open and dispose of all mail addressed to the Borrower (any sums received pursuant to the exercise of the rights provided in this Section shall be deposited in the cash collateral account described in the following section); (g) take control in any manner of any rejected, returned, stopped in transit or repossessed goods relating to Accounts; and (h) upon the occurrence of an Event of Default, enforce payment of and collect any Accounts, by legal proceedings or otherwise, and for such purpose the Bank may (i) exercise all of the Borrower's rights and remedies with respect to the collection of Accounts; (ii) settle, adjust, compromise, extend, renew, discharge or release Accounts; and (iii) take all other actions necessary or desirable to protect the Borrower's interest in the Accounts. The Borrower ratifies and approves all acts of said attorneys and agrees that said attorneys shall not be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law, except for gross negligence or willful misconduct of such attorney. This power, being coupled with an interest, is irrevocable until the Bank Debt is paid in full and the Borrower shall have performed all of its obligations under this Agreement. The Borrower further agrees to use its best efforts to assist the Bank in the collection and enforcement of the Accounts and will not hinder, delay or impede the Bank in any manner in its collection and enforcement of the Accounts.

     2.4  Cash Collateral Account. The Borrower shall cause to be opened and
          -----------------------
maintained with Bank a noninterest bearing deposit account or accounts (collectively, the "Cash Collateral Account"), and Borrower shall deposit, in such account all cash proceeds of the Collateral, including, without limitation, collections on the Accounts received at each of the lockboxes and blocked accounts maintained by the Bank. Funds deposited in the Cash Collateral Account shall be deemed collected only when actually accepted by Bank. All cash proceeds of the Collateral received directly by the Borrower shall be held by the Borrower in trust for the benefit of the Bank, shall be segregated from all other funds of the Borrower and shall, within one business day after receipt, be paid over to the Bank in the same form as so received (with any necessary endorsement or assignment) for deposit into the Cash Collateral Account. The Bank shall have sole dominion and control over all items and funds in the Cash Collateral Account and such items and funds may be withdrawn only by the Bank and the Borrower shall have no control over or withdrawal rights in respect of the Cash Collateral Account. The Bank may, in its discretion, release to the Borrower from time to time, all or any part of the collected funds deposited in the Cash Collateral Account, but the Bank shall otherwise apply all or any part of the collected funds on deposit in the Cash Collateral Account to the payment of the Bank Debt whether on account of principal or interest or otherwise as the Bank in its discretion may elect, until the Bank Debt is fully paid.

     So long as no Event of Default has occurred and is continuing, cash proceeds of the Collateral located in California shall not be received at the lockbox account maintained by the Bank, but shall be collected by Borrower and maintained in Borrower's own account.

     2.5  Preservation and Protection of Security Interest. The Borrower
          ------------------------------------------------
covenants and agrees that at all times during the term of this Agreement it will have good and marketable title to the Collateral from time to time owned or acquired by the Borrower, free and clear of all Liens, except those permitted under this Agreement. The Borrower covenants and agrees that it shall not permit any levy or attachment to be made against the Collateral or any portion of the Collateral. The Borrower shall faithfully preserve and protect the Bank's security interest in the Collateral. The Borrower shall, at its own cost and expense, do all such acts and things and shall execute and deliver all such other instruments and documents, including further security agreements, continuation statements, pledges, endorsements, assignments and notices, as the Bank in its discretion, may deem necessary or advisable from time to time in order to perfect and preserve the priority of such security interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower irrevocably appoints the Bank (and any of the Bank's designated officers, employees or agents) as the attorney-in-fact of the Borrower to do all acts and things which the Bank may deem necessary or advisable from time to time to preserve, perfect and continue perfected the Bank's security interest in the Collateral in accordance with the requirements of this Agreement.

     2.6  Maintenance and Repair. The Borrower shall maintain the Fixtures,
          ----------------------
Equipment and Inventory, and every portion thereof, in good condition, repair and working order, reasonable wear and tear alone excepted.

     2.7  Preservation of Collateral in the Bank's Possession. Unless the Bank
          ---------------------------------------------------
has acted with gross negligence or willful misconduct, the Bank shall be deemed to have exercised reasonable care in the custody and preservation of such of the Collateral as may come into its possession from time to time. This Agreement is not intended and shall not be construed to obligate the Bank to take any action whatsoever with respect to the Collateral or to incur expenses or perform or discharge any obligation, duty or liability of the Borrower.

                                 ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

     The Borrower represents and warrants to the Bank, that except as may otherwise be disclosed on the Borrower's Data Report delivered to the Bank in connection with this Agreement, on and as of the date of this Agreement and the date of each Loan:

     3.1  Corporate Organization and Authority: Approvals. Each entity
          -----------------------------------------------
comprising the Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification or licensing necessary; (c) has all requisite power, authority, licenses and permits to own and operate its properties and to carry on its business as now conducted; and
(d) has corporate power and authority to execute, deliver and perform this Agreement and the other Loan Documents executed by the Borrower. The execution, delivery and performance of this Agreement and the other Loan Documents has been duly and validly authorized by all necessary corporate proceedings on the part of the Borrower and is not subject to any authorizations, consents, approvals, licenses or filings with any Official Body.

     3.2  Execution and Binding Effect. This Agreement and the other Loan
          ----------------------------
Documents to which the Borrower is a party have been duly and validly executed and delivered by the Borrower and each such document or agreement constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms.

     3.3  Absence of Conflicts. The execution, delivery and performance of this
          --------------------
Agreement and the other Loan Documents will not (a) violate any Law or any order or injunction of any Official Body, or (b) result in a breach of or a default under the certificate or articles of incorporation or by-laws of the Borrower or any agreement or instrument to which the Borrower is a party or by which the Borrower or any of its properties (now owned or acquired in the future) may be subject.

     3.4  Ownership and Control. The outstanding shares of the Borrower's
          ---------------------
capital stock have been duly authorized and validly issued and are fully paid and nonassessable. The Borrower, other than Allin Communications Corporation, which is a publicly traded company, is 100% owned by Allin Communications Corporation. Except as publicly disclosed or as disclosed of the Borrower's Data Report with respect to Allin Communications Corporation, and except for options issued to employees or consultants pursuant to an employee stock option plan, there are no outstanding options, rights and warrants issued by the Borrower for the acquisition of shares of the capital stock of the Borrower. There are no options, sale agreements, pledges, proxies, voting trusts, powers of attorney or other agreements or instruments binding upon any of the Borrower's shareholders with respect to ownership of or voting rights with respect to shares of the capital stock of the Borrower, except as set forth on Schedule 1 hereto and in the first sentence of this Section 3.4.

     3.5  Subsidiaries. The Borrower has disclosed to Lender the existence of
          ------------
all Subsidiaries or Affiliates of Borrower.

     3.6  Financial Statements. All financial statements of the Borrower
          --------------------
(including the notes) delivered to the Bank present fairly the financial condition of the Borrower as of the end of the specified fiscal periods and the results of its operations and the changes in financial position for the fiscal periods then ended, all in conformity with GAAP applied on a basis consistent with that of the preceding fiscal periods.

     3.7  Taxes. All taxes, assessments, fees and other governmental charges
          -----
upon the Borrower or upon any of its properties, incomes, sales or franchises which are due and payable have been paid and all tax returns for such taxes have been properly prepared, executed and filed. The reserves and provisions for taxes on the books of the Borrower are adequate for all open years and for its current fiscal period.

     3.8  Contracts. The Borrower is not a party to or subject to any agreement,
          ---------
lease or instrument of any kind other than agreements, leases or instruments which are not, singly or in the aggregate, material to the assets, business, operations or financial condition of the Borrower. The Borrower is not in default of or in breach of any agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties (now owned or acquired in the future) may be subject or bound.

     3.9  Litigation. There is no pending, contemplated or threatened action,
          ----------
suit or proceeding by or before any Official Body against or affecting the Borrower, at law or equity.

     3.10  Compliance with Laws. The Borrower is not in violation of or subject
           --------------------
to any material contingent liability on account of any Law.

     3.11  Pension Plans. (a) Each Plan has been and will be maintained and
           -------------
funded in accordance with its terms and with all provisions of ERISA and other applicable laws; (b) no termination or other event exists or has occurred with respect to the Plan which has resulted, or may result, in any liability to the Pension Benefit Guaranty Corporation (the "PBGC") or any other Official Body; and (c) no withdrawal, either complete or partial, has occurred or commenced with respect to any multi--employer Plan, and there exists no intent to withdraw either completely or partially from any multi--employer Plan.

     3.12  Patents, Licenses, Franchises. No patent, trademark, service mark,
           -----------------------------
trade name, copyright, license, franchise or permit or right with respect to the foregoing is of material importance to the business of Borrower, and there is no reason known to Borrower to anticipate any material liability of the Borrower in respect of any claim of infringement of any kind.

     3.13  Environmental Matters. (a) Neither the Borrower nor any of its
           ---------------------
Affiliates is in violation of any Law concerning or relating to the environment or the existence, generation, storage, transportation or disposal of any material or substance regulated by any such Law (collectively referred to in this Section as the "Environmental Laws"); (b) neither the Borrower nor any of its Affiliates, directors, officers, employees, agents or independent contractors, nor, to the best knowledge of the Borrower after due inquiry, any predecessor person or entity, at such location has arranged, by contract, agreement or otherwise, (i) for the disposal or treatment of, or (ii) with a transporter for the transport for disposal or treatment of, any substance or material regulated by an Environmental Law at or to any location identified under an Environmental Law concerning cleanup of waste disposal sites; (c) neither the Borrower nor any of its Affiliates is an "owner" or "operator" of a "facility", as defined under any Environmental Law; and (d) neither the Borrower nor any of its Affiliates "owned" or "operated" any "facility" at the time any hazardous substances were disposed of within the meaning of any Environmental Law.

     3.14  Margin Stock. The Borrower will not make any borrowing under this
           ------------
Agreement for the purpose of buying or carrying any "margin stock", as such term is used in Regulation U and related regulations of the Board of Governors of the Federal Reserve System, as amended from time to time. The Borrower does not own any "margin stock". The Borrower is not engaged in the business of extending credit to others for such purpose, and no part of the proceeds of any borrowing under this Agreement will be used to purchase or carry any "margin stock" or to extend credit to others for the purpose of purchasing or carrying any "margin stock".

     3.15  No Event of Default: No Material Adverse Change. No event has
           -----------------------------------------------
occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default. Since the date of the Borrower's last fiscal year end financial statement delivered to the Bank, there has been no material adverse change in the assets, business, operations or financial condition of the Borrower.

     3.16  Accurate and Complete Disclosure. No representation or warranty made
           --------------------------------
by the Borrower under this Agreement, the Borrower's Data Report or the other Loan Documents and no statement made by the Borrower in any financial statement (furnished pursuant to this Agreement or otherwise), certificate, report, exhibit or document furnished by the Borrower to the Bank pursuant to or in connection with this Agreement is false or misleading in any material respect (including by omission of material information necessary to make such representation, warranty or statement not misleading). The Borrower has disclosed to the Bank in writing every fact known to the Borrower which materially and adversely affects, and would reasonably be expected to materially and adversely affect, the assets, business, operations or financial condition of the Borrower or the ability of the Borrower to perform its obligations under this Agreement and the other Loan Documents.

     3.17  Title to Property. The Borrower has good and marketable title in fee
           -----------------
simple to all real and personal property purported to be owned by it and good and marketable title to all other property purported to be owned by it, including that reflected in the most recent balance sheet referred to in subsection 3.6 or submitted pursuant to Article

IV hereof (except as sold or otherwise disposed of in the ordinary course of business), subject only to Permitted Liens, if any.

     3.18  Liens. Encumbrances and Judgments. There are no security interests,
           ---------------------------------
liens, mortgages or encumbrances upon or against the property of or any unsatisfied judgments entered against the Borrower except Permitted Liens.

     3.19  Tax Returns and Taxes. The Borrower has filed all federal, state and
           ---------------------
local tax returns and other reports it was required by law to file prior to the date hereof and which were material to the conduct its respective businesses, has paid or caused to be paid all taxes, assessments and other governmental charges that were due and payable prior to the date hereof, and has made adequate provision in its financial statements for the payment of such taxes, assessments and other charges accruing but not yet payable; the Borrower has no knowledge of any deficiency or additional assessment in a materially important amount in connection with any taxes, assessments or charges which is not provided for on its books.

     3.20  Year 2000: To the best of Borrower's knowledge, all software utilized
           ---------
in the conduct of the Borrower's business will have appropriate capabilities and compatibility for operation to handle calendar dates falling on or after January 1, 2000, and all information pertaining to such calendar dates, in the same manner and with the same functionality as the software does respecting calendar dates falling on or before December 31, 1999. Further, the Borrower warrants and represents that, to the best of Borrower's knowledge, the data-related user interface functions, data-fields, and data-related program instructions and functions of the software include the indication of the century.

                                 ARTICLE IV

               FINANCIAL REPORTING AND INFORMATION REQUIREMENTS.
               -------------------------------------------------

     4.1  (a) Annual Financial Reports. As soon as practicable, and in any event
              ------------------------
within one hundred twenty (120) days after the close of each fiscal year of the Borrower, the Borrower will furnish to the Bank statements of income, retained earnings and cash flow of the Borrower for such fiscal year and a balance sheet of the Borrower as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year, with such statements and balance sheet to be audited by independent certified public accountants of recognized standing selected by the Borrower and satisfactory to the Bank. The certificate or report of such accountants shall be free of any exception or qualifications not acceptable to the Bank and shall in any event contain a written statement of such accountants substantially to the effect that such accountants prepared such statements and balance sheet in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year (except for changes in application in which such accountants concur).

     4.2  Monthly Reports. As soon as practicable, and in any event within
          ---------------
thirty (30) days after the close of each calendar month during the term of this Agreement, the Borrower will furnish to the Bank consolidated statements of income and cash flow for the Borrower for such month and for the portion of the fiscal year to the end of such month, and a balance sheet of the Borrower as of the close of such month, all in reasonable detail and in conformity with generally accepted accounting principles applied in a manner consistent with that of the most recent reviewed financial statements furnished to the Bank.

     4.3  Accounts Receivable and Accounts Payable Statements. Within thirty
          ---------------------------------------------------
(30) days after the end of each calendar month, the Borrower will deliver to the Bank a schedule of the accounts receivable and accounts payable of the Borrower, including the aging thereof by open invoice and by invoice date. The Borrower shall also provide the Bank with all information requested by the Bank with respect to any account debtor, including, without limitation, all invoices and customer statements rendered to such account debtor.

     4.4  Intentionally omitted.
          ----------------------

     4.5  Borrowing Base Certificates. As often as the Bank shall from time to
          ---------------------------
time request and in any event at least once each week, the Borrower will deliver to the Bank a Borrowing Base Certificate, on the Bank's standard form, as may be changed from time to time by Bank, as delivered to the Borrower, with all blanks completed, and such other reports of sales, collections, credit adjustments and other information pertaining to Accounts as the Bank shall from time to time request.

     4.6  Audit Reports. Promptly upon receipt thereof, the Borrower will
          -------------
deliver to the Bank one copy of each audit report submitted to the Borrower by independent accountants, including "comment" or management letters, in connection with any annual, interim or special audit report made by them of the books of the Borrower.

     4.7  Notice of Certain Events. Promptly upon becoming aware of the
          ------------------------
occurrence or existence of any such event or circumstance, the Borrower will give the Bank telephonic or telegraphic notice (with written confirmation sent on the same or next Business Day) of (a) any Event of Default or Potential Default; (b) any material adverse change in the assets, business, operations or financial condition of the Borrower or any development or occurrence which would materially and adversely affect the ability of the Borrower to perform its obligations under this Agreement; and (c) the existence or threat of any proceedings by or before any Official Body against or affecting the Borrower.

     4.8  Further Information. The Borrower will promptly furnish to the Bank
          -------------------
such other information, and in such form, as the Bank may reasonably request from time to time.



                                 ARTICLE V

                             CONDITIONS OF LENDING
                             ---------------------

     The obligations of the Bank to make Loans hereunder are subject to the performance by the Borrower of its obligations to be performed hereunder at or prior to the making of any such Loans and to the satisfaction of the following further conditions:

     5.1  Conditions as of the Closing Date. As of the Closing Date:
          ---------------------------------

          (a) The representations and warranties of the Borrower contained in
Article III hereof shall be true and accurate on and as of the date of such Loan hereunder with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date); no Event of Default and no condition, event or action which, with the giving of notice or the lapse of time or both, would constitute an Event of Default shall have occurred and be continuing or shall exist.

          (b) There shall be delivered to the Bank a certificate dated as of the Closing Date and signed by the Secretary or an Assistant Secretary of the Borrower certifying as to:

          (i) all corporate action taken by the Borrower relative to the Agreement, the Notes and any other Loan Documents;

          (ii) the names of the officer or officers of the Borrower authorized to sign the Agreement, the Notes and any other Loan Documents and the true signatures of such officer or officers on which the Bank may conclusively rely;

          (iii) copies of the articles of incorporation (recently certified by the Secretary of State) and bylaws of the Borrower as in effect on the date of such first Loan; and

          (iv) a tax lien certificate (recently certified by the Department of Revenue), reflecting no past due taxes;

          (c) the Borrower shall have delivered to Bank a duly executed Landlord's Waiver in the form of Exhibit "B" hereto with respect to its premises.

          (d) the Borrower shall have delivered to Bank financial statements for the preceding two months of Borrower's operations evidencing operating conditions satisfactory to the Bank in its discretion.

          (e) The Bank must be named as loss payee on personal property insurance as its interest appears and a copy naming Bank as loss payee and additional insured thereunder must be delivered to Bank. In addition, Bank shall have received evidence of products liability and other general liability/hazard insurance in an amount deemed sufficient by the Bank.

          (f) Except as publicly disclosed for Allin Communications Corporation, Bank shall have received a copy of the employment contracts, bonus plans and royalty agreements, between Borrower and any of the executive officers of the Borrower, which must contain terms and conditions acceptable to the Bank and shall be identified on Schedule 1 hereto.

          (g) Allin Communications Corporation, James Kelly and any other shareholder of Borrower who now or in the future makes a loan to Borrower shall execute and deliver to the Bank a subordination agreement (in form of Exhibit "C"), pursuant to which any loan or loans at any time made by such shareholder to the Borrower shall be subordinated to the prior payment in full of the Borrower's obligations to the Bank (subject to the right of such shareholder to receive current payments of interest as long as no Event of Default has occurred and is continuing).

          (h) Execution and delivery of Lockbox, Cash Transfer and Advice Agreement in the Form of Exhibit "D";

          (i) Delivery of a current financial statement and federal tax returns for each entity comprising the Borrower.

          (j) All legal details and proceedings in connection with the transactions contemplated by the Agreement and all Loan Documents delivered to the Bank pursuant to this Article V shall be in form and substance satisfactory to the Bank and to Papernick & Gefsky, P.C., counsel for the Bank and the Bank shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Bank and said counsel, as the Bank or said counsel may reasonably request.

     5.2  Each Additional Loan. At the time of making each additional Loan
          --------------------
hereunder:

          (a) The representations and warranties contained in Article III hereof shall be true on and as of the specific dates or times referred to therein, and the other representations and warranties contained herein shall be true on and as of the date of such additional Loan, with the same effect as though such representations and warranties had been made on and as of such date; no Event of Default and no condition, event, act or omission which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, shall have occurred and be continuing or shall exist; and, if requested by Bank, there shall be delivered to the Bank a certificate, in form and substance satisfactory to the Bank and its counsel, dated the date of such additional Loan and signed by the Chief Executive Officer or the chief financial officer of the Borrower to both such effects.

                                 ARTICLE VI

                                 COVENANTS
                                 ---------

     The Borrower covenants to the Bank, so long as it may borrow hereunder and until payment in full of the Notes and interest thereon, as follows:

     6.1  Preservation of Existence; Franchise and Licenses. The Borrower will
          -------------------------------------------------
maintain its corporate existence, rights, franchises, licenses and permits in full force and effect. The Borrower will remain in good standing in its jurisdiction of incorporation and will qualify and remain qualified as a foreign corporation in each jurisdiction in which failure to receive or retain qualification would have a material adverse effect on the assets, business, operations or financial condition of the Borrower taken as a whole.

     6.2  Insurance. The Borrower will maintain with financially sound and
          ---------
reputable insurers insurance with respect to its properties and business and against such liabilities, casualties and contingencies and of such types and in such amounts as is satisfactory to the Bank and as is customary in the case of corporations or other entities engaged in the same or similar business or having similar properties similarly situated. Risk of loss of, damage to or destruction of the Collateral is on the Borrower. Each of the Borrower's policies of insurance shall contain lender's loss payable clauses in favor of the Borrower and the Bank as their respective interests may appear, shall insure the Bank regardless of the conduct or neglect of the Borrower and shall contain provision for written notification of the Bank thirty (30) days prior to termination of such policy. All such policies, or certificates evidencing the same, shall be deposited with the Bank. If the Borrower fails to effect and keep in full force and effect such insurance or fails to pay the premiums when due, the Bank may (but shall not be obligated to) do so for the account of the Borrower and add the cost thereof to the Bank Debt. The Borrower assigns and sets over to the Bank all monies which may become payable on account of such insurance and directs the insurers to pay the Bank any amount so due. The Bank is irrevocably appointed attorney--in--fact of the Borrower to endorse any draft or check which may be payable to the Borrower in order to collect the proceeds of such insurance. Unless an Event of Default under this Agreement has occurred and is continuing and upon the Borrower's satisfaction of such conditions and requirements regarding the use of the proceeds as the Bank may in its sole discretion impose, the Bank will turn over to the Borrower the proceeds of any such insurance collected by the Bank. Any balance of insurance proceeds remaining in the possession of the Bank after payment in full of the Bank Debt shall be paid over to the Borrower or its order.

     6.3  Financial Accounting Practices. The Borrower will make and keep books,
          ------------------------------
records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets and maintain an adequate system of internal accounting controls.

     6.4  Intentionally Omitted.
          ----------------------

     6.5  Accounts Payable. The Borrower will pay or discharge all accounts
          ----------------
payable, accrued expenses and other current liabilities so that none is outstanding more than one hundred twenty (120) days after the due date for each liability, except current liabilities which are subject to good faith dispute and as to which the Borrower has created adequate reserves on its books.

     6.6  Visitation; Audits. The Borrower will permit such persons as the Bank
          ------------------
may designate to visit and inspect any of the properties of the Borrower to conduct field examinations of the Collateral, to examine, and to make copies and extracts from, the books and records of the Borrower and to discuss its affairs with its officers, key or executive employees and independent accountants at such times and as often as the Bank may request. The Borrower authorizes its officers, employees and independent accountants to discuss with the Bank the affairs of the Borrower.

     6.7  Compliance with Laws. The Borrower shall comply with all applicable
          --------------------
Laws.

     6.8  Pension Plans. The Borrower shall (a) keep in full force and effect
          -------------
any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Plans can be terminated without material liability to the Borrower or any subsidiary in connection with such termination; and (b) make contributions to all of the Borrower Plans in a timely manner and comply with all material requirements of ERISA which relate to such Plans.

     6.9  Continuation with no Change in Business. The Borrower will continue to
          ---------------------------------------
engage in the business and activities as currently conducted by the Borrower and the Borrower will not engage in any other businesses or industries without prior written consent of the Bank.

     6.10  Lockbox; Blocked Account. The Borrower shall maintain one or more
           ------------------------
lockbox accounts or blocked accounts with the Bank whereby all checks, drafts, cash and other remittances to the Borrower in payment of the Borrower's Accounts are deposited pursuant to the terms of the Lockbox, Cash Transfer and Advice Agreement in the form of Exhibit "D" into such lockbox account or accounts or blocked account or accounts and applied to the Loans.

     6.11  Management. The Borrower shall maintain the senior executive
           ----------
management of the Borrower, which shall include the chief executive officer, the chief financial officer and the president of each entity comprising the Borrower, substantially as constituted on the date of this Agreement.

     6.12  Prohibited  Corporate  Transactions. Except as may otherwise be
           -----------------------------------
permitted herein or in any Supplement, the Borrower shall not at any time (a) create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, except Liens existing on the date of this Agreement, described in the Borrower's Data Report and permitted by the Bank in writing, and Liens in favor of the Bank; (b) create, incur, assume or suffer to exist any Debt, except Bank Debt, Debt existing on the date of this Agreement, described in the Borrower's Data Report and permitted by the Bank in writing, accounts payable and other current items arising out of transactions (other than borrowings) in the ordinary course of business, and loan transactions between entities which comprise the Borrower; (c) directly or indirectly assume, guarantee, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other person, firm or entity, except for guaranties between the entities which comprise the Borrower; (d) make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) in, or any other interest in, or make any capital contribution to, any other person, including any Subsidiary;
(e) declare, make, pay, or agree, become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of any shares of the capital stock of the Borrower or on account of the purchase, redemption, retirement or acquisition of any shares of the capital stock (or warrants, options or rights for any shares of the capital stock) of the Borrower, except for current dividends payable in the ordinary course of business on Series B Preferred shares of Allin Communications Corporation; (f) enter into or suffer to remain in effect any agreement to lease, as lessee, any real or personal property except leases existing on the date of this Agreement and described in the Borrower's Data Report, and except as permitted pursuant to paragraph 6.15(f) herein; (g) merge or agree to merge with or into or consolidate with any other person, corporation, firm or other entity or acquire any material portion of the stock or assets or business of any other person, corporation, firm or other entity; (h) sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this Section as a "transaction" and any series of related transactions constituting but a single transaction), any of its or their properties or assets, tangible or intangible (including stock of subsidiaries), except for sales of inventory in the ordinary course of business; (i) enter into or carry out any loan, advance or other transaction (including, without limitation, purchasing property or services or selling property or services) with any Affiliate, except transactions between entities which comprise the Borrower, and except transactions with Affiliates if in the ordinary course of business upon terms no less favorable to the Borrower than would be obtained in a comparable arm's--length transaction; or (j) directly or indirectly issue, transfer, sell, pledge or otherwise dispose of any interest in the Borrower.

     6.13  Shareholder Debt. The Borrower shall not make any payments, directly
           ----------------
or indirectly, in cash or in other property or by set--off, counterclaim, recoupment or in any other manner, on or with respect to any of the notes payable to the shareholders of the Borrower relating to notes currently reflected on the balance sheet of the Borrower and notes relating to indebtedness of the Borrower to any of its shareholders arising after the date of this Agreement, provided, that, for so long as no Event of Default shall have occurred and be continuing or shall exist, the Borrower may make payments of interest accrued on such notes at the interest rate reflected on the face of such notes.

     6.14  Maintenance of Patents, Trademarks. etc. Maintain in full force and
           ---------------------------------------
effect all patents, trademarks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would substantially interfere with the normal operations of the Borrower or adversely affect to a material extent the financial condition, business or operations of the Borrower.

     6.15  Negative Covenants. The Borrower covenants that so long as it may
           ------------------
borrow hereunder and until payment in full of the Notes and interest thereon, it will not, unless otherwise consented to in writing by the Bank:

          (a) Indebtedness. Create, incur, assume or suffer to exist any
              ------------
Indebtedness except (i) Indebtedness evidenced by the Note or any other note of the Borrower payable to the order of the Bank; (ii) trade accounts payable, rentals payable under leases other than Capital Leases, which shall be subject to paragraph 6.15(f) hereof, and other Indebtedness incurred in the ordinary course of business and (iii) Indebtedness secured by Permitted Liens; and (iv) Indebtedness, identified, acknowledged and permitted by Articles IV and V hereof.

          (b) Liens. Create, incur, assume or suffer to exist, or permit, incur,
              -----
assume or suffer to exist, any mortgage, security interest, lien or encumbrance whatsoever on any of its properties or assets, tangible or intangible, whether now owned or hereafter acquired, except Permitted Liens.

          (c) Liquidation, Merger, etc. (i) Liquidate or merge or consolidate
              ------------------------
with or into any other Person or take any action in furtherance thereof; (ii) permit any other Person to consolidate with or merge into it; (iii) sell, convey, assign, lease or otherwise transfer or dispose of, in a single transaction or a series of related transactions, any part of its assets other than in the ordinary course of business; provided that in any given fiscal year, the Borrower may sell or cause to be sold any Fixed Assets having, in the aggregate, a net book value not in excess of ten percent (10%) of Fixed Assets and provided further that sales made by Allin Interactive Corporation, which otherwise comply with the provisions of this Agreement, shall not be subject to this ten percent (10%) limitation; or (iv) enter into any joint venture with any Person.

          (d) Contingent Indebtedness. Endorse, assume, guarantee, become surety
              -----------------------
for, or otherwise become or remain directly or contingently liable in connection with the Indebtedness of any other Person (except the Bank and as identified and acknowledged in Articles IV and V above), to do any of the foregoing, except the endorsement of negotiable or other instruments for deposit or collection or similar transactions in each case in the ordinary course of business, and except for guaranties between entities comprising the Borrower.

          (e) Dividends and Purchase of Stock. Directly or indirectly declare or
              -------------------------------
pay any dividend, as determined in accordance with GAAP, (except dividends payable solely in shares of the Borrower's own stock) on, or order or make any other distribution on account of, any shares of any class of its stock now or hereafter outstanding, or redeem, purchase or otherwise acquire (except for a consideration consisting solely of shares of its stock), any shares of any class of its stock now or hereafter outstanding, except for current dividends payable in the ordinary course of business on Series B Preferred shares of Allin Communications Corporation, or set aside any sum or property for any such purpose; provided, however, so long as no Event of Default exists or will exist thereafter with the mere passage of time, notice or both, Borrower may make a distribution in an amount and at such times as is reasonably appropriate to compensate Borrower's shareholders for income taxes attributed to them with respect to Borrower's financial performance.

          (f) Leases. Make or enter into any agreement to rent or lease real or
              ------
personal property of any other Person, except where amounts due under the terms of all such leases shall not at any time exceed $500,000.00 for the term(s) of such lease(s) and such lease(s) shall include usual and customary terms and shall be entered into in the ordinary course of Borrower's business.

          (g) Loans and Extensions of Credit. Make or have outstanding any loans
              ------------------------------
or advances or extensions of credit to any other Person, except loans, advances or extensions of credit between the entities which comprise the Borrower or which are extended under usual and customary terms in the ordinary course of its business.

          (h) Sale and Lease--Back. Sell, convey, assign or otherwise transfer
              --------------------
or dispose of any property, real or personal, whether now owned or hereafter acquired, with a view directly or indirectly to the leasing back of the same or of any similar property.
          (i) Investments. Purchase, invest in or otherwise acquire any interest
              -----------
in or any equity or debt security of any Person except; (i) debt securities issued by the United States Government or by an agency or instrumentality thereof; (ii) negotiable certificates of deposit issued by any bank organized under the laws of the United States of America, or any bank organized under the laws of any State thereof whose deposits are insured by the Federal Deposit Insurance Corporation; (iii) commercial paper issued by any corporation whose commercial paper is rated not less than Prime-l by Moody's, or A-l by Standard and Poor's; (iv) general obligation bonds of the Commonwealth of Pennsylvania;
(v) any investment or interest of the Borrower which exists on the date of this Agreement; and (vi) any investment or deposit in or with Bank.

          (j) Capital Expenditures. Make any payment on account of the purchase
              --------------------
or lease of any assets which if purchased would constitute Fixed Assets during any fiscal year commencing with the fiscal year beginning October 1, 1998, in excess of $1,000,000.00 per year in the aggregate for the payment of all Fixed Assets acquired or leased.

          (k)  Intentionally omitted.
               ---------------------

     6.16  Cash Flow Coverage Ratio. The Borrower shall maintain, at all times
           ------------------------
during the Loan Term, a Cash Flow Coverage of no less than 1.0 to l.0. "Cash Flow Coverage" for these purposes means, for any six-month period during Borrower's fiscal year, (i) the Cash Flow, plus the aggregate interest expense incurred and paid by the Borrower during the period (determined in accordance with GAAP), divided by (ii) the aggregate interest expense incurred and paid by the Borrower during the period (determined in accordance with GAAP).

"Cash Flow" for these purposes means the total operating revenues received from the operation of Borrower's business(es) prior to any withdrawal by principals and deductions for interest, depreciation and amortization, less all deductions from income such as administrative and general expenses and repayment of the Loan.


                                  ARTICLE VII

                                   DEFAULTS
                                   --------

     7.1  Events of Default. An Event of Default means the occurrence or
          -----------------
existence of one or more of the following events or conditions (whatever the reason for such Event of Default and whether voluntary, involuntary or effected by operation of Law):

          (a) The Borrower shall fail to pay principal or interest on any Note when due or shall fail to pay any other fee, or other amount payable pursuant to this Agreement, any of the other Loan Documents and any other agreement, instrument, document or undertaking arising under or in connection with any of the Bank Debt, when due, and the default continues for fifteen (15) days after the day on which the payment is due; or

          (b) Any representation or warranty made by the Borrower or any guarantor under this Agreement, the Borrower's Data Report, the other Loan Documents or any statement made by the Borrower or any guarantor in any financial statement, certificate, report, exhibit or document furnished by the Borrower or any guarantor, as the case may be, to the Bank pursuant to this Agreement or the other Loan Documents shall prove to have been false or misleading as of the time when made; or

          (c) The Bank's security interest in the assets of the Borrower under this Agreement or any of the other Loan Documents is or shall become unperfected; except for the assets of Borrower currently located on cruise ships for which no representation of perfection has been made by Borrower; or

          (d) The Borrower or any guarantor shall be in default in the performance or observance of any other covenant, agreement or duty under this Agreement, or any of the other Loan Documents or any of the other agreements, instruments, documents or undertaking arising under or in connection with any of the Bank Debt, and such default shall not be remedied for a period of thirty
(30) days after written notice thereof by the Bank; or

          (e) The Borrower shall (i) default (as principal or guarantor or other surety) in any payment of any obligation (or set of related obligations) for borrowed money in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) beyond any period of grace with respect to the payment, or (ii) default in the observance of any other covenant, term or condition contained in any agreement, document or instrument, whether formerly, now or after the date of this Agreement existing between the Borrower and any other person, firm or entity if such breach would have a material adverse affect on the business, profits, assets or condition (financial or other) of the Borrower; or

          (f) A judgment for the payment of money or a writ or warrant of attachment, garnishment, execution, distraint or similar process shall have been entered or issued against the Borrower or any of its properties and shall remain undischarged or unstayed for a period in excess of sixty (60) days; or

          (g) The indictment of the Borrower or any guarantor under any criminal statute, or commencement of criminal or civil proceedings against the Borrower or any guarantor pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of the Borrower or any guarantor;

          (h) A material adverse change shall have occurred in the assets, business, operations or financial condition of the Borrower or the Bank shall have determined that the prospect of payment or performance of any material covenant, agreement or duty under this Agreement, any of the Loan Documents or any of the other agreements, instruments, documents or undertakings arising under or in connection with any of the Bank Debt is impaired in any material respect; or

          (i) The Borrower shall become insolvent, shall become generally unable to pay its debts as they become due, shall voluntarily suspend transaction of its business, shall make a general assignment for the benefit of creditors, or shall dissolve, wind--up or liquidate itself or any substantial part of its property, or shall take any action in furtherance of any of the foregoing; or

          (j) A proceeding shall be instituted by or against the Borrower: (i) seeking to have an order for relief entered in respect of the Borrower or seeking a declaration or entailing a finding that the Borrower is insolvent or a similar declaration or finding, or seeking dissolution, winding--up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to the Borrower or its assets or its debts under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar law now or in the future in effect; or (ii) seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator or other similar official for the Borrower or for all or any substantial part of its or their property.

     7.2  Consequences of an Event of Default.
          -----------------------------------

          (a) If an Event of Default specified in subsections (a) through (j) of
Section 7.1 of this Agreement occurs and continues or exists, the Bank will be under no further obligation to make Loans and may demand all amounts owing by the Borrower under this Agreement and the other Loan Documents to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately.

          (b) If an Event of Default occurs or exists, the Bank may, in its sole discretion, reduce the Borrowing Base by adjusting the advance rates or by creating such additional reserves as the Bank shall, in its sole discretion, deem appropriate.

          (c) If an Event of Default occurs and continues or exists, the Bank may exercise each and every right and remedy granted to the Bank under the Loan Documents and under the Code and under any other applicable Law. All such rights and remedies are cumulative and not exclusive of any rights or remedies which the Bank would otherwise have.

     7.3  Remedies with Respect to the Collateral. If any one or more of the
          ---------------------------------------
Events of Default shall occur or shall exist, the Bank may then, or at any time thereafter: (a) foreclose its lien or security interest in the Collateral in any way permitted by law, or upon ten (10) days prior written notice to the Borrower, sell any or all Collateral at private sale at any time or place in one or more sales, at such price or prices and upon such terms, either for cash or on credit, as the Bank, in its sole discretion, may elect, or sell any or all Collateral at public auction, either for cash or on credit, as the Bank, in its sole discretion, may elect, and at any such sale, the Bank may bid for and become the purchaser of any or all such Collateral (pending any such action the Bank may liquidate the Collateral); (b) grant extensions to, or adjust claims of, or make compromises or settlements, with, debtors, guarantors or any other parties with respect to Collateral or any securities, guarantees or insurance applying thereon, without notice to or the consent of the Borrower, without affecting the Borrower's liability under this Agreement or the Notes (the Borrower waives notice of acceptance, of nonpayment, protest or notice of protest for any Accounts, Chattel Paper or any of its contract rights and any other notices to which the Borrower may be entitled); (c) enter any premises where Fixtures, Equipment and/or Inventory are located and take possession and control of such collateral without demand or notice and without prior judicial hearing or legal proceedings, which the Borrower expressly waives; (d) require the Borrower promptly to assemble the Fixtures, Equipment, and Inventory, and make them available to the Bank at a place or places to be designated by the Bank (the right of the Bank under this paragraph to have the Fixtures, Equipment, and Inventory assembled and made available to the Bank is of the essence of this Agreement and the Bank may, at its election, enforce such right by a bill in equity for injunctive relief or specific performance); (e) use and operate under all trade names under which the Borrower does business; and (f) apply the Proceeds of any sale or liquidation of the Collateral, and, subject to
Section 6.2 of this Agreement, any Proceeds received by the Bank from insurance, first to the payment of the reasonable costs and expenses incurred by the Bank in connection with such sale or collection, including without limitation reasonable attorneys' fees and legal expenses, second to the payment of the Bank Debt, whether on account of principal or interest or otherwise as the Bank in its sole discretion may elect, and then to pay the balance, if any, to the Borrower or as otherwise required by law. If such Proceeds are insufficient to pay the amounts required by law, the Borrower shall be liable for any deficiency.

     7.4  Set-off. If the unpaid principal and or other amount owing by the
          -------
Borrower under this Agreement or the other Loan Documents or the Bank Debt shall have become due and payable (at maturity, by demand, by acceleration or otherwise), the Bank will have the right, in addition to all other rights and remedies available to it, without notice to the Borrower, to set--off against and to appropriate and apply to such due and payable amounts any debt owing to, and any other funds held in any manner for the account of, the Borrower by the Bank.

                                 ARTICLE VIII

                                 TERMINATION
                                 -----------

     8.1  Termination of Credit Facilities. The credit facilities made available
          --------------------------------
to the Borrower under this Agreement (including any Supplement) (the "Credit Facilities") are terminable by the Bank at its discretion on the Expiration Date or upon the occurrence of an Event of Default under this Agreement.

     8.2  Effect of Termination. In the event the Credit Facilities are
          ---------------------
terminated for any reason, the outstanding balance of the Revolving Credit Loans and of any other Loan or Loans made pursuant to a Supplement together with any accrued and unpaid interest thereon, any fee payable pursuant to this Agreement, and any other sums then due pursuant to the terms of this Agreement, the other Loan Documents or any other agreement, instrument, or document or undertaking arising under or in connection with the Bank Debt shall be due and payable immediately. Notwithstanding termination of this Agreement or an Event of Default, all covenants and agreements of the Borrower will continue in full force and effect from and after the date of this Agreement until payment in full of all obligations of the Borrower under this Agreement and with respect to the Bank Debt. All obligations of the Borrower to indemnify the Bank expressly provided for in any one or more of the Loan Documents will survive the payment in full of all obligations of the Borrower under this Agreement and the other Loan Documents.

                                 ARTICLE IX

                                 DEFINITIONS
                                 -----------

     9.1 In addition to other words and terms defined elsewhere in this Agreement, the following words and terms have the following meanings, respectively, unless the context otherwise clearly requires:

     "Affiliate" means any person or entity which directly or indirectly controls, or is controlled by, or is under common control with, the Borrower. For each individual who is an Affiliate within the meaning of the foregoing, the term "Affiliate" shall include any other individual related to such Affiliate by consanguinity within the third degree or in a step or adoptive relationship within such third degree. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" means this Loan and Security Agreement as amended, modified or supplemented from time to time.

     "Borrower's Data Report" means the Borrower's Data Report, attached hereto as Schedule 2, together with all amendments, supplements and attachments thereto.

     "Business Day" means any day other than a Saturday, Sunday, public holiday under the laws of the Commonwealth of Pennsylvania or other day on which the Bank is not open for business in Indiana, Pennsylvania.

     "Capital Lease" or "Capital Leases" means any lease(s) which is, or is required under GAAP to be, capitalized on the balance sheet of Borrower at such time.

     "Closing Date" means the date hereof.

     "Code" means the Uniform Commercial Code as in effect on the date of this Agreement and as amended from time to time, of the state or states having jurisdiction with respect to all or any portion of the Collateral from time to time.

     "Debt" means (i) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including trade obligations) whether such indebtedness or liability is matured or unmatured, liquidated or unliquidated, direct or contingent, and joint or several; (ii) capitalized lease obligations; (iii) current liabilities in respect of unfunded vested benefits under any Plan; (iv) obligations under letters of credit; (v) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any person or entity, or otherwise to assure a creditor against loss; and (vi) obligations secured by any lien on property owned by such person or entity, whether or not the obligations have been assumed.

     "Eligible Locations" means each location owned or leased by the Borrower which is described on the Borrower's Data Report and as to which the Bank has received a landlord's waiver or a mortgagee's waiver, as the case may be, satisfactory to the Bank.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974 as in effect as of the date of this Agreement and as amended from time to time in the future.

     "Event of Default" means an Event of Default as defined in Article VII hereof.

     "Expiration Date" means September 30, 1999 unless extended in writing by the Bank.

     "Fixed Assets" means fixed assets as defined under GAAP.

     "GAAP" means generally accepted accounting principles (as such principles may change from time to time) applied on a consistent basis (except for changes in application in which the Borrower's independent certified public accountants concur).

     "Law" means any law (including common law), constitution statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

     "Letters of Credit" means any one or more documentary or standby letters of credit from time to time issued by the Bank for the account of the Borrower and subject to such terms and conditions as the Bank shall require.

     "Lien" means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

     "Loan Document" or "Loan Documents" mean singularly or collectively, as the context may require, (i) this Agreement, (ii) the Note, (iii) the UCC-l financing statements filed in accordance with this Agreement and the other Loan Documents, and (iv) any and all mortgages, deeds of trust, guaranty and suretyship agreements, support agreements, patent security agreements, trademark security agreements, environmental and other indemnity agreements, pledge agreements, collateral assignments and other documents, instruments, certificates, assignments, and agreements executed and delivered in connection with this Agreement, as any of them may be amended, modified, extended or supplemented from time to time.

     "Loan", "Loans" or "Revolving Credit Loans" mean the loan or loans made by the Bank to the Borrower under this Agreement (including any Supplement) from time to time.

     "Loan Term" means the period of time commencing on the date hereof and continuing through the Expiration Date.

     "Note" or "Notes", means the Revolving Credit Note of the Borrower executed and delivered pursuant to this Agreement and any other note or notes executed and delivered pursuant to this Agreement (including any Supplement), together with all extensions, renewals, refinancing or refundings in whole or in part.

     "Office", when used in connection with the Bank, means its office located at 800 Philadelphia Street, Indiana, Pennsylvania 15701, Attention: Commercial Lending Department, or such other office of the Bank as the Bank may designate in writing from time to time.

     "Official Body" means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal grand jury or arbitrator, in each case whether foreign or domestic.

     "Permitted Liens" means only those certain liens, permitted in writing by Bank and disclosed by Borrower to Bank on Schedule 2 "Borrower's Data Report", attached hereto and made a part hereof.

     "Person" means an individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

     "Plan" means any deferred compensation program, including both single and multi-employer plans, subject to Title IV of ERISA and established and maintained for employees of the Borrower or any Subsidiary or any controlled group of trades or businesses under common control as defined respectively in
Section 1563 and 414(c) of the Internal Revenue Code of 1986, as amended, of which the Borrower or any Subsidiary is or becomes a part.

     "Potential Default" means any event or condition which with notice or the passage of time would constitute an Event of Default other than an Event of Default under Subsection 6.1(h) of this Agreement.

     "Prime Rate" means the interest rate per annum publicly announced from time to time by the Bank as its prime rate. The Prime Rate may be greater or less than other interest rates charged by the Bank to other borrowers and is not solely based or dependent upon the interest rate which the Bank may charge any particular borrower or class of borrowers.

     "Subsidiary" of any entity comprising the Borrower at any time means any corporation of which a majority of the outstanding capital stock entitled to vote for the election of directors is at such time owned by any entity comprising the Borrower and/or one or more Subsidiaries.

     "Supplement" means any one or more of the Supplements to Loan and Security Agreement, executed and delivered by and between the Bank and the Borrower to supplement, modify or amend the provisions of this Agreement now or at any time after the date of this Agreement, as each such supplement may be further supplemented, modified or amended.

                                   ARTICLE X
                                 MISCELLANEOUS
                                 -------------

     10.1  Holidays. Whenever any payment or action to be made or taken under
           --------
this Agreement or under any of the other Loan Documents is stated to be due on a day which is not a Business Day, such payment or action will be made or taken on the next following Business Day and such extension of time will be included in computing interest or fees, if any, in connection with such payment or action.

     10.2  Loan Account. The Bank will open and maintain on its books a loan
           ------------
account (the "Loan Account") with respect to Loans made, repayments, prepayments, the computation and payment of interest and fees and the computation and final payment of all other amounts due and sums paid to the Bank under this Agreement or the other Loan Documents. Except in the case of manifest error in computation, the Loan Account will be presumptively deemed correct (absent manifest error) as to the amount at any time due to the Bank from the Borrower under this Agreement or the other Loan Documents.

     10.3  Amendments and Waivers; No Implied Waiver. The Bank and the Borrower
           -----------------------------------------
may from time to time enter into agreements amending, modifying or supplementing this Agreement or any other Loan Document or changing the rights of the Bank or of the Borrower under this Agreement or under any other Loan Document and the Bank may from time to time grant waivers or consents to a departure from the due performance of the obligations of the Borrower under this Agreement or under any other Loan Document. Any such agreement, waiver or consent must be in writing and will be effective only to the extent specifically set forth in such writing and no such waiver or consent will extend to any other or subsequent Event of Default or Potential Default or impair any right consequent to any other or subsequent Event of Default or Potential Default. No course of dealing and no delay or failure of the Bank in exercising any right, power or privilege under this Agreement or any other Loan Document, or single or partial exercise of any such right, power or privilege, will affect any other or future exercise of any such right, power or privilege or exercise of any other right, power or privilege.

     10.4  Notices. All notices, requests, demands, directions and other
           -------
communications (collectively "notices") under the provisions of this Agreement must be in writing (including telecopied communication) unless otherwise expressly permitted under this Agreement and must be sent by first-class certified or first--class express mail, private overnight or next Business Day courier or by telecopy with confirmation in writing mailed first class, in all cases with charges prepaid, and any such properly given notice will be effective when received. All notices will be sent to the applicable party at the addresses stated in the heading of this Agreement or in accordance with the last unrevoked written direction from such party to the other parties.

     10.5  Expenses; Taxes; Attorneys' Fees. The Borrower agrees to pay or cause
           --------------------------------
to be paid and to save the Bank harmless against liability for the payment of all reasonable out-of-pocket expenses, including, but not limited to fees and expenses of counsel and paralegals for the Bank, incurred by the Bank from time to time (i) arising in connection with the preparation, execution, delivery and performance of this Agreement and the other Loan Documents, whether or not the Revolving Credit Loans are advanced (ii) relating to any requested Supplements, amendments, waivers or consents to this Agreement or any of the other Loan Documents and (iii) arising in connection with the Bank's enforcement or preservation of rights under this Agreement or any of the other Loan Documents or the Bank Debt, including but not limited to such expenses as may be incurred by the Bank in the collection of the outstanding principal amount of the Bank Debt in any proceedings of the type described in the last subsection of Section
7.1 of this Agreement. The Borrower agrees to pay the cost of all lien searches and all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or in the future determined by the Bank to be payable in connection with this Agreement, any other Loan Document or the Bank Debt.

     10.6  Severability. The provisions of this Agreement are intended to be
           ------------
severable. If any provision of this Agreement is held invalid or unenforceable in whole or in part in any jurisdiction, the provision will, as to such jurisdiction, be ineffective to the extent of such invalidity for unenforceability without in any manner affecting the validity or enforceability of the provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

     10.7  Governing Law. This Agreement will be deemed to be a contract under
           -------------
the laws of the Commonwealth of Pennsylvania and for all purposes will be governed by and construed and enforced in accordance with the laws of said Commonwealth, except that the Code (including the conflict of law provisions of the Code) shall govern the effect of perfection of the Bank's security interest in the Collateral.

     10.8  Consent to Jurisdiction. The Borrower consents to the exclusive
           -----------------------
jurisdiction and venue of the federal and state courts located in Indiana County, Pennsylvania, in any action on, relating to or mentioning this Agreement, the other Loan Documents, or any one or more of them.

     10.9  Participations. The Bank may from time to time sell, assign or grant
           --------------
one or more participations in all or any part of the Loan made by the Bank or which may be made by the Bank, or its right, title and interest in the Loans or in or to this Agreement, to another lender or financial institution. Bank shall at all times remain lead bank in any participations of the Loan, and Bank shall maintain ownership of at least fifty percent (50%) of the Loan. Except to the extent otherwise required by the context of this Agreement, the word "Bank" where used in this Agreement means and includes any holder of a Note originally issued to the Bank and each such holder of a Note will be bound by and have the benefits of this Agreement, the same as if such holder had been a signatory of this Agreement. In connection with any such sale, assignment or grant of participation, the Bank may make available to any prospective purchaser, assignee or participant any information relative to the Borrower in the Bank's possession, subject to a confidentiality agreement to be approved by Bank.

     10.10  Successors and Assigns:  The words "Bank" and "Borrower" include
            ----------------------
singular or plural, individual or corporate, and their respective heirs, successors and assigns, as the case may be. In the event Borrower consists of two or more individuals or two or more entities, all its obligations and liabilities hereunder shall be joint and several. Notwithstanding the foregoing, Borrower may not assign this Agreement, the Loan Documents, or the Loan, in whole or in part.


     10.11 Miscellaneous. This Agreement and the other Loan Documents supersede
           -------------
all prior understandings and agreements, whether written or oral, among the parties relating to the transactions provided for in this Agreement and the other Loan Documents. Each Supplement now or at any time in the future attached to this Agreement is incorporated into and made a part of this Agreement, effective as of the date of such Supplement. The section headings contained in this Agreement are for convenience only and do not limit or define or affect the construction or interpretation of this Agreement in any respect. This Agreement may be executed in separate counterparts each of which, when so executed, will be deemed an original, but each such counterpart will constitute but one and the same instrument. This Agreement will be binding upon and inure to the benefit of the Bank, the Borrower and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of the Bank. The rights and benefits of this Agreement and the other Loan Documents are not intended to, and shall not, inure to the benefit of any third party.

     10.12  WAIVER OF TRIAL BY JURY.
            -----------------------
THE BORROWER AND THE BANK EXPRESSLY,        INITIAL:
KNOWINGLY AND VOLUNTARILY WAIVE
ALL BENEFIT AND ADVANTAGE OF ANY RIGHT TO A
TRIAL BY JURY, AND AGREE THAT THEY WILL NOT
AT ANY TIME INSIST UPON, OR PLEAD OR IN ANY
MANNER WHATSOEVER CLAIM OR TAKE THE BENEFIT OR
ADVANTAGE OF A TRIAL BY JURY IN ANY ACTION
ARISING IN CONNECTION WITH THIS AGREEMENT OR
ANY OF THE LOAN DOCUMENTS.

     IN WITNESS WHEREOF, and intending to be legally bound, the parties, by their duly authorized officers, have executed and delivered this Agreement as of the date set forth at the beginning of this Agreement.


ATTEST:                             ALLIN COMMUNICATIONS CORPORATION


/s/ Louis Moraytis                  By:/s/ Dean C. Praskach
----------------------------           ---------------------
Witness                             Title: Vice President - Finance


                                    ALLIN INTERACTIVE CORPORATION


/s/ Louis Moraytis                  By:: /s/ Dean C. Praskach
----------------------------             --------------------
Witness                             Title: Vice President - Finance

                                    ALLIN DIGITAL IMAGING CORP.


/s/ Louis Moraytis                  By:: /s/ Dean C. Praskach
----------------------------             --------------------
Witness                             Title: Vice President - Finance


                                    KENT CONSULTING GROUP, INC.


/s/ Louis Moraytis                  By: /s/ Dean C. Praskach
----------------------------           ---------------------
Witness                                Title: Vice President - Finance

                                    NETRIGHT, INC.


/s/ Louis Moraytis                  By: /s/ Dean C. Praskach
----------------------------            --------------------
Witness                                 Title: Vice President - Finance

                                    ALLIN HOLDINGS CORPORATION


/s/ Louis Moraytis                  By: /s/ Dean C. Praskach
----------------------------            --------------------
Witness                                 Title: Vice President - Finance

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

                                    KCS COMPUTER SERVICES, INC.


/s/ Louis Moraytis                  By: /s/ Dean C. Praskach
----------------------------            ---------------------
Witness                                 Title: Vice President - Finance


ATTEST:                             S & T BANK

/s/ Diane K. Wohlfarth              By: /s/ David G. Antolik
----------------------------            --------------------
                                        Title: Vice President,
                                               Commercial Loan Officer



(Pursuant to Regulation S-K, Item 601(b)(2), Registrant agrees to furnish supplementally a copy of the exhibits and schedules to this agreement to the Securities Exchange Commission upon request.)

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